Exhibit 99.1

Pure Cycle Corporation Announces
Financial Results for its Fourth Quarter and Fiscal Year Ended
August 31, 2019

Denver, Colorado – November 12, 2019 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle” or the “Company”) today reported corrected financial results for its fourth quarter and fiscal year ended August 31, 2019.

Fourth Quarter and Fiscal Year Ended August 31, 2019 Highlights:

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Revenue during the fourth quarter and fiscal year ended August 31, 2019, was $9.5 million and $20.4 million, respectively

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Operating income during the fourth quarter and fiscal year ended August 31, 2019, was $1.6 million and $3.0 million, respectively

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Net income during the fourth quarter and fiscal year ended August 31, 2019, was $3.0 million and $4.8 million, respectively

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Fully diluted earnings per share during the fourth quarter and fiscal year ended August 31, 2019, was $0.13 and $0.20, respectively

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Closed the sale of 172 and 255 finished lots at Sky Ranch, receiving approximately $8 million and $18 million in aggregate proceeds during the fourth quarter and fiscal year ended August 31, 2019, respectively

"Fiscal year 2019 was an extraordinary year for us, in which we were able to execute our land development business segment and expand our water utilities segment," commented Mark Harding, President of Pure Cycle Corporation. “We are pleased to have closed the sale of 255 finished lots, receiving in aggregate $18 million in proceeds. This amount represents an acceleration of lot deliveries to our home builder customers from our original agreements and a testament to the success of opening our initial phase of Sky Ranch. Given this acceleration, we expect to close the remaining 159 finished lots under our finished lot agreement and 92 lots under our lot development agreements during fiscal 2020, which is more than 18 months ahead of schedule. Subsequent to our fiscal year end, we have delivered and received 2 progress payments for an additional 95 lots pursuant to our lot delivery agreements and closed an additional 22 finished lot sales, due to strong demand from our home builders for us to complete lots to keep up with home sales at Sky Ranch.

In addition to lot sales we also received payments for 113 water and wastewater taps in fiscal 2019 for a combined total of $3.5 million. As of October 31, 2019, our three home builder customers have been granted over 120 building permits and closed 11 homes with the new homeowners. Sales from our home builder customers continue to exceed forecasts, and we are thrilled with the success of our Sky Ranch opening” continued Mr. Harding.

In addition, on October 25, 2019, the Sky Ranch Community Authority Board (the “CAB”), a political subdivision and a public corporation of the State of Colorado responsible for the construction, design and financing of the public improvements at Sky Ranch, filed a preliminary limited offering memorandum for the issuance of tax-exempt, fixed rate senior bonds in the aggregate principal amount of approximately $10,820,000 and tax-exempt, fixed-rate subordinate bonds in the aggregate principal amount of approximately $1,765,000. Should the offering close successfully, the net proceeds would be available to reimburse a portion of the CAB’s obligations to Pure Cycle for its construction of public improvements at Sky Ranch. As of August 31, 2019, we have advanced the CAB approximately $20 million for the construction of public improvements.

We will host a conference call on Tuesday, November 12, 2019, at 4PM Eastern (2PM Mountain) to discuss these results. Call details are below. Additionally, we will post a detailed slide presentation, which provides an overview of the Company and presents summary financial results on our website that can be accessed at www.purecyclewater.com.

The following table summarizes results of operations for the quarters and fiscal years ended August 31, 2019 and 2018:

	Period Ended August 31,
	In 000's (except per share)
	Three Months Ended		Year Ended
	2019	2018	2019	2018
Revenue
Water sales	$1,765	$1,728	$4,861	$4,745
Tap fees (water and wastewater)	1,789	-	3,545	50
Lot sales	5,920	2,164	11,956	2,164
Total revenue	9,474	3,892	20,362	6,959
Cost of revenues
Water cost of revenue	$(1,010)	$(975)	$(2,639)	$(2,148)
Lot fee development	(5,589)	(2,014)	(11,305)	(2,014)
Total costs of revenue	(6,599)	(2,989)	(13,944)	(4,162)

Gross profit	2,875	903	6,418	2,797

Operating expenses:
General and administrative	(1,243)	(1,039)	(3,107)	(2,855)
Other	(36)	129	(313)	(251)
Income (loss) from operations	1,596	(7)	2,998	(309)
Other (expenses) income:
Oil and gas royalties and lease income, net	49	53	204	242
Other gain	31	(2)	27	(7)
Interest income	52	30	299	206
Net income before taxes	1,728	74	3,528	132
Tax benefit	1,283	282	1,283	282
Net income after taxes	$3,011	$356	$4,811	$414
Income per share (diluted)	$0.13	$0.01	$0.20	$0.02

Revenues increased approximately 143% and 193% during the three months and fiscal year ended August 31, 2019, compared to the three months and fiscal year ended August 31, 2018, respectively. The increases were primarily attributable to revenue recognized from lot sales and water and wastewater tap fees related to Sky Ranch. Revenue from water sales increased slightly for both the three months and fiscal year ended August 31, 2019, compared to the three months and fiscal year ended August 31, 2018. Cost of revenues increased approximately 121% and 235% during the three months and fiscal year ended August 31, 2019, compared to the three months and fiscal year ended August 31, 2018, respectively, due primarily to costs incurred from land development.

During the three months and fiscal year ended August 31, 2019, net income increased approximately 745% and 1060% during the period, compared to the three months and fiscal year ended August 31, 2018, respectively. The increase was primarily attributed to revenue from land development and water and wastewater tap fees and the tax benefit related to the Company releasing the valuation allowance on its net deferred tax assets, primarily related to net operating loss carryforwards.

Our summarized financial position as of August 31, 2019, and August 31, 2018, is as follows:

	August 31, 2019	August 31, 2018	$ Change
	000's	000's	000's
Assets
Cash, cash equivalents and marketable securities	$9,667	$20,283	$(10,616)
Other current assets	13,871	7,635	6,236
Total current assets	23,538	27,918	(4,380)
Long-term investments	-	190	(190)
Investments in water and water systems, net	50,270	36,722	13,548
Land and mineral interests	5,104	4,660	444
Other long-term assets	4,809	2,416	2,393
Total assets	$83,721	$71,906	$11,815

Liabilities and Shareholders' Equity
Accounts payable	$171	$787	$(616)
Accrued liabilities	3,428	849	2,579
Deferred revenues	3,992	361	3,631
Deferred O&G	706	56	650
Other long-term liabilities	693	400	293
Total liabilities	8,990	2,453	6,537
Total shareholders' equity	74,731	69,453	5,278
Total liabilities and shareholders' equity	$83,721	$71,906	$11,815

Cash, cash equivalents, and marketable securities as of August 31, 2019, decreased 52% compared to the amount as of August 31, 2018, primarily due to the funding of the Sky Ranch development and other capital investment projects. Development costs are recorded in inventories in other current assets until charged to cost of revenue over time based on a percent completion accounting methodology of current costs to total costs. The increase in other long-term assets is related to the Company releasing the valuation allowance on its net deferred tax assets. Net deferred tax assets are included in other long-term assets. Accrued liabilities increased as a result of Sky Ranch development expenses. We have deferred revenues from milestone payments from our home builder customers at Sky Ranch for the development project and upfront payments for industrial water and a pre-paid oil and gas land usage agreement.

2019 EARNINGS CALL
When:	4:00PM Eastern (2PM Mountain on November 12, 2019)
Call in number:	888-567-1603 (no pass codes required)
International call in number:	862-298-0702 (no pass codes required)
Replay available until:	November 26, 2019 at 4:00PM ET
Replay call in number	877-481-4010 #56797
Company Information

Pure Cycle owns land and water assets in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems, and operates a land development segment that is developing a master planned mixed-use community.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: the expected closing of additional finished lots; home sales by our home builder customers continuing to exceed forecasts; and a possible bond offering by the CAB, the timing of such offering and the use of proceeds from such offering. The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: the timing of oil and natural gas development in the areas where we sell our water; the market price of oil and natural gas; weather; home mortgage interest rates and other factors impacting the housing market and home sales; market conditions for debt offerings; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2018, and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2019; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.